Exhibit 99.1

Investor/Press Contact:

Gary J. Fuges, CFA

ValueClick, Inc

818-575-4677

IR@valueclick.com

PR@valueclick.com

VALUECLICK’S Q1 2003 REVENUE AND NET INCOME EXCEED GUIDANCE

First Quarter 2003 Revenue Increased 58% from First Quarter 2002

WESTLAKE VILLAGE, CA, April 24, 2003 — ValueClick, Inc. (Nasdaq: VCLK), a leading provider of innovative multi-channel media and technology solutions, today reported financial results for the first quarter ended March 31, 2003. Performance in the first quarter of 2003 exceeded the Company’s previously issued guidance of $17.5 million in revenue and $0.00 in diluted net income per share.

For the quarter ended March 31, 2003, ValueClick reported revenue of $19.5 million. First quarter 2003 revenue increased $7.1 million, or 57.5%, from revenue of $12.4 million for the first quarter of 2002 and exceeded the Company’s previously issued guidance by approximately $2.0 million. First quarter 2003 results include a full quarter of the Be Free operations acquired in May 2002.

First quarter 2003 pre-tax income was $1.6 million compared to a pre-tax loss before a change in accounting principle of $1.3 million for the first quarter of 2002. Net income for the first quarter of 2003 of $1.2 million, or $0.02 per diluted common share, exceeded the Company’s previously issued guidance by approximately $0.02 and was an improvement compared to a net loss of $8.8 million, or $0.16 per diluted common share, for the first quarter of 2002. First quarter 2002 net income results include a change in accounting principle charge of $7.6 million, or $0.14 per diluted common share, in accordance with the goodwill valuation provisions of Statement of Financial Accounting Standards No. 142.

The March 31, 2003 consolidated balance sheet remained strong with $224.1 million in cash, cash equivalents and marketable securities, $226.7 million in working capital and $223.7 million in total stockholders’ equity. The consolidated balance sheet as of March 31, 2003 reflects the $9.2 million in cash used to repurchase the Company’s common stock during the first quarter under the Company’s common stock buyback program. Cash provided by operations for the quarter was $3.1 million and as of March 31, 2003 the cash and cash equivalents and marketable securities balance represented $3.05 per outstanding common share.

In terms of guidance for the second quarter of 2003, the Company anticipates revenue in the range of $19.0 million, approximately a 35% increase in revenue from the second quarter of 2002. The Company expects diluted net income per share of $0.01 in the second quarter of 2003. For the full year of 2003, ValueClick expects to report total revenue in the range of $82.0 million and diluted net income of $0.08 per share. Technology revenue is anticipated to be approximately 60% of total revenue for 2003.

“I believe we have begun 2003 on a positive note, and we are proud to report a quarter that exceeded both our revenue and earnings per share guidance,” said James Zarley, Chief Executive Officer and Chairman of ValueClick. “Our results suggest that our strategy of providing digital marketers with a single-source of media and technology solutions is working, and we continue to anticipate that this will be a year of growth and profitability for the Company.”

First Quarter 2003 Conference Call Today

Chief Executive Officer and Chairman James Zarley and Chief Financial Officer Sam Paisley will present an overview of the results and other factors affecting financial performance for the quarter during a webcast on April 24, 2003 at 1:00PM PT.  Investors and analysts may obtain dial-in information through StreetEvents (www.streetevents.com).

The live webcast and other information of potential interest to investors will be available to the public in the Investor Relations section of the Company’s website (www.valueclick.com). Please allow 15 minutes prior to the call to download and install any necessary audio software. Replay information will be available for seven days after the call and may be accessed at 888.203.1112 for domestic and 719.457.0820 for international callers. The passcode is 583594.

Webcast participants are encouraged to submit questions on financial results and business operations to management prior to the call. Questions will be addressed on the live call and should be received no later than 11:00AM PT on Thursday, April 24, 2003. The e-mail address to submit questions is ir@valueclick.com.

About ValueClick, Inc.

ValueClick, Inc. offers direct marketers and advertisers innovative media and technology solutions to achieve their multi-channel marketing goals of acquiring, retaining and growing customer relationships. ValueClick, Inc. has offices worldwide and drives measurable results to clients such as Best Buy, Wells Fargo, eBay, and McCann-Erickson. For more information, please visit www.valueclick.com.

This release contains forward-looking statements that involve risks and uncertainties, including trends in online advertising spending and estimates of future online performance-based advertising. Actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including its Annual Report on Form 10-K filed on March 28, 2003, recent quarterly reports on Form 10-Q and current reports on Form 8-K. Other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include the risk that market demand for online advertising, and performance-based online advertising in particular, will not grow as rapidly as predicted. ValueClick undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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ValueClick, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three-month period ended March 31,
	2003	2002 (note 2)
	(unaudited)	(unaudited)

Revenue	$19,463	$12,356
Cost of revenue	6,501	4,571
Gross profit	12,962	7,785
Operating expenses:
Sales and marketing	4,978	3,871
General and administrative	4,452	4,042
Product development	2,572	1,912
Stock-based compensation	97	550
Amortization of intangible assets	312	45
Merger-related costs	—	17
Total operating expenses	12,411	10,437
Income (loss) from operations	551	(2,652)

Interest income, net	1,039	1,277
Other, net	—	59
Income (loss) before income taxes, minority interests and cumulative effect of a change in accounting principle	1,590	(1,316)
Provision for (benefit from) income taxes	385	(137)
Income (loss) before minority interest and cumulative effect of a change in accounting principle	1,205	(1,179)
Minority share of (income) loss in consolidated subsidiary	(19)	64
Income (loss) before cumulative effect of a change in accounting principle	1,186	(1,115)
Cumulative effect of a change in accounting principle(note 1)	—	(7,649)
Net income (loss)	$1,186	$(8,764)

Basic net income (loss) per share before cumulative effect of a change in accounting principle	$0.02	$(0.02)
Per share effect of accounting change(note 1)	—	(0.14)
Basic net income (loss) per share	$0.02	$(0.16)

Weighted-average shares used in computing basic net income (loss) per share	75,267	53,250

Diluted net income (loss) per share before cumulative effect of a change in accounting principle	$0.02	$(0.02)
Per share effect of accounting change(note 1)	—	(0.14)
Diluted net income (loss) per share	$0.02	$(0.16)

Weighted-average shares used in computing diluted net income (loss) per share	77,967	53,250

Note (1) - Impact of SFAS 142 - On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, (“SFAS 142”). In accordance with the transitional guidance of SFAS 142, the Company recorded a one-time, non-cash impairment of approximately $7.6 million to reduce the carrying value of its goodwill. Such transitional charge is non-operational in nature and is reflected as a cumulative effect of a change in accounting principle in the amended condensed consolidated statement of operations for the three-month period ended March 31, 2002.

Note (2) - The condensed consolidated statements of operations include the results of Be Free from the date of acquisition (May 23, 2002) in accordance with the purchase method of accounting.  Had this purchase transaction been completed as of January 1, 2001, revenue would have been $17.6 million and the net loss would have been $9.4 million ($0.10 per share), for the three-month period ended March 31, 2002. Additionally, certain prior year balances have been restated to conform to current year presentation.

ValueClick, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2003	December 31, 2002
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,181	$27,066
Marketable securities	197,953	205,912
Accounts receivable, net	13,533	13,739
Other current assets	3,210	3,343
Total current assets	240,877	250,060

Property and equipment, net	8,830	9,237
Intangible assets, net	2,508	2,819
Other assets	1,593	1,734
Total assets	$253,808	$263,850

Liabilities and Stockholders’ Equity
Current liabilities	14,191	15,831

Non-current liabilities	4,438	4,626
Minority interest in ValueClick Japan	11,431	11,412

Total stockholders’ equity, including 73,386 and 76,265 common shares outstanding at March 31, 2003 and December 31, 2002, respectively	223,748	231,981
Total liabilities and stockholders’ equity	$253,808	$263,850

ValueClick, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands, except per share data)

	Three-month period ended March 31,
	2003	2002
	(unaudited)	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,186	$(1,116)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,569	1,048
Provision for bad debts	288	185
Stock based compensation	97	550
Minority share of income (loss) of consolidated subsidiary	19	(64)
Provision for deferred income taxes	(4)	(37)
Changes in operating assets and liabilities	(94)	(2,138)
Net cash provided by (used in) operating activities	3,061	(1,572)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable debt securities	(955)	(1,259)
Sale of marketable debt securities	8,700	1,000
Purchases of intangible assets	(788)	(13)
Purchases of property and equipment	(852)	(126)
Net cash provided by (used in) investing activities	6,105	(398)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercises of stock options	181	546
Payment of note payable and capital leases, net	(705)	(221)
Purchases of treasury stock	(9,161)	(1,100)
Net cash used in financing activities	(9,685)	(775)

Effect of currency translations	(366)	(177)

DECREASE IN CASH AND CASH EQUIVALENTS	(885)	(2,922)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	27,066	26,891

CASH AND CASH EQUIVALENTS, END OF PERIOD	$26,181	$23,969